Exhibit 99.1

News Release

Sunoco LP Completes Acquisition of Texas-based Convenience Store and Wholesale Fuel Distribution Business

DALLAS, June 22, 2016 - Sunoco LP (NYSE: SUN) (“Sunoco”) announced today that one of its wholly owned subsidiaries completed the acquisition of the “Rattlers” retail convenience store assets and wholesale fuel business from Kolkhorst Petroleum, Inc. This acquisition includes 14 company-operated locations and wholesale fuel supply contracts for a network of independent dealer-owned and dealer-operated locations in the greater Austin, Houston and Waco, Texas markets. The business distributes approximately 46 million gallons of retail and wholesale fuel annually. As part of the transaction, Sunoco's subsidiary acquired five fee properties and nine leased properties related to the retail business. This acquisition strengthens Sunoco's existing convenience store and wholesale fuel distribution business in the Central and Southeast Texas markets. This transaction was funded using amounts available under Sunoco's revolving credit facility and is expected to be immediately accretive to Sunoco with respect to distributable cash flow.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,300 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on Sunoco’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of Sunoco’s most recently filed annual report on Form 10-K and in other filings made by Sunoco with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available.

Investor Contacts

Sunoco LP:

Scott Grischow

Senior Director – Investor Relations and Treasury

(469) 646-1188, scott.grischow@sunoco.com

Patrick Graham

Senior Analyst – Investor Relations and Finance

(610) 833-3776, patrick.graham@sunoco.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media Contact

Sunoco LP:

Jeff Shields

Communications Manager

215-977-6056, jpshields@sunoco.com

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